Exhibit 10.4

                              METALDYNE CORPORATION

       TERMS OF SENIOR SUBORDINATED NOTES AND RELATED REGISTRATION RIGHTS

     Terms used with initial capitals but not defined herein are used as defined in the Amended and Restated Operating Agreement of NC-M Chassis Systems, LLC (the "Operating Agreement").

     The Indenture (including the form of note) governing the Notes which may be issued pursuant to the terms of the Operating Agreement shall be identical to the Indenture, dated as of June 20, 2002, by and among Metaldyne, certain guarantors named therein and The Bank of New York, as Trustee (the "Existing Indenture"), governing Metaldyne's existing Series A 11% Senior Subordinated Notes due 2012 (the "Existing Notes") except as specifically noted below:

     1. Interest Rate. The interest rate shall be 10% per annum.

     2. Maturity. The maturity date shall be the tenth anniversary of the 15th day of the month in which the Notes are originally issued.

     3. Interest Payment Dates. The interest payment dates shall be semi-annually, commencing with the 15th day of month which is the sixth month following the date upon which the Notes are originally issued.

     4. Record Dates. The record dates shall be the first day of each month in which there is an interest payment date.

     5. Principal Amount. The principal amount of Notes issuable under the Indenture will be $31,746,000, which will be in the form of series A Notes initially and may be exchanged for series B Notes in connection with performance of the registration rights referred to below.

     6. Optional Redemption. (a) Except as set forth in paragraph (b) below, the Notes will be redeemable at redemption prices expressed as percentages of the principal amount thereof, together with accrued and unpaid interest to the date of redemption, only following the fifth anniversary of the 15th day of the month in which the Notes are originally issued and shall the percentages will be as follows: 5th through sixth anniversaries, 105%; sixth through seventh anniversaries, 103.333%; seventh through eighth anniversaries, 101.667%; and eighth anniversary and thereafter, 100%.

     (b) Prior to the fifth anniversary of the 15th day of the month in which the Notes are originally issued, up to 35% of the originally issued Notes may be redeemed with the net cash proceeds of one or more equity offerings as set forth in the Existing Indenture, but the applicable redemption price will be 110% of the principal amount thereof.


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     7. Restricted Payments Covenant. The commencement dates for calculations within clause (3) of the second paragraph of Section 4.07 for the determination of Restricted Payments capacity shall be the same as the Existing Indenture in any event.

     8. Date of Indenture. The Indenture will be dated as of the date of the original issuance of the Notes.

     9. Trustee. Until such time as a registration statement is filed pursuant to the registration rights agreement or Notes are sold to a third party not affiliated with DaimlerChrysler, Metaldyne need not incur the cost of hiring a trustee. The Indenture will provide that the Trustee provisions are inapplicable until such time and will not in any manner limit the holders' ability to exercise their rights and remedies under the Indenture.

     10. Change in Control. In the event of a Change in Control (as defined in the Existing Indenture) each holder of the Notes will be entitled to require that Metaldyne purchase all or a part of its Notes for a cash purchase price of 101% of the principal amount thereof, plus accrued interest, on the same basis and subject to the same provisions as in the Existing Indenture.

     11. Ranking. The Notes will rank pari passu in right of payment with the Existing Notes.

     12. Definitions. If any definitions require updating at the time of issuance, such as the Credit Agreement definition, such modifications will be permitted, as both parties agree to be reasonably necessary and appropriate.

     13. Transfer, DTC and Related Provisions. The transfer provisions of the Indenture will be modified to reflect that the Notes were not initially distributed to an underwriter/broker-dealer and that the Notes are not going to be included in the PORTAL system and trade through DTC prior to registration with the SEC. Once the Notes are registered, Metaldyne will be obligated under the registration rights agreement to use its best efforts to provide that the Notes trade through the facilities of DTC.

     14. Registration Rights. The registration rights agreement for the Notes will be identical to the Registration Rights Agreement, dated June 2002, by and among Metaldyne, certain of Metaldyne's Subsidiaries and the initial purchasers named therein, relating to the Existing Notes with only the following modifications:

          a. Parties. Will change to include only the initial holder and Metaldyne.

          b. Date. Will be dated the date of issuance of the Notes.

          c. Securities. Securities referred to will be the Notes.

          d. Obligation to file and time periods. All of the provisions pertaining to the obligation to make filings with the SEC and become effective


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     will be triggered not off of the issuance date of the Notes, but rather off of the date on which the initial holders of the Notes makes a written demand of Metaldyne to commence the registration process which includes a statement that the initial holders have sold at least $5 million of Notes to an unaffiliated third party. In the event that a shelf registration is required, there will be suspension rights for up to 90 days in any 365 day period if Metaldyne's board of directors determines in its reasonable good faith judgment that there is a valid business reason to do so, such as a potential acquisition, divestiture of assets or other material corporate transaction.

          e. Market-Making Provisions. There will be no market-making prospectus requirements applicable to affiliated broker-dealers.

          f. Other. Appropriate adjustments will be made to defined terms and other provisions to reflect this transaction, as opposed to the previous underwritten offering, as both parties agree to be reasonably necessary and appropriate.